Securities and Exchange Commission
Washington, D.C. 20549

Form 8-K/A
Amendment No. 1

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
January 31, 2007

Prospect Medical Holdings, Inc.
(Exact name of Registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

1-32203	33-0564370
(Commission File Number)	(IRS Employer Identification No.)

400 Corporate Pointe, Suite 525
Culver City, California	90230
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (310) 338-8677

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02.              Unregistered Sales of Equity Securities.

The Registrant has previously reported the issuance on January 31, 2000 of a total of 480,461 warrants for the purchase of common stock of the Registrant at a price of $5.00 per share, and the reservation for issuance upon exercise of the warrants of the underlying common shares. As previously disclosed, the warrants were issued to shareholders for cash or upon conversion of outstanding loans. The warrants were exercisable from the date of issuance and expired on January 31, 2007. This information was disclosed on pages 76, 92-93 and 96 and in Note 5 to the Consolidated Financial Statements included in Amendment No. 5 to the Registrant’s Form 10 registration statement, which was filed with the Commission on April 7, 2005, and is incorporated herein by reference.

On January 31, 2007 the Registrant issued shares upon exercise of these warrants that, together with other shares issued upon exercise of the warrants during the month of January 2007, totaled 128,158 shares, or approximately 1.7% of the total shares outstanding on that date, for aggregate cash consideration of $640,790. An additional 29,127 shares were issued on February 5, 2007 upon exercise of these warrants for cash consideration of $145,635, and an additional 46,662 shares were issued during the first week of March 2007 upon cashless conversion of 313,053 of these warrants.

The exercise of warrants was made in reliance on the exemption in Section 4(2) of the Securities Act of 1933 (the “Act”) in view of the small number of holders, their prior relationships with the Registrant, their access to information about the Registrant, and the legend restrictions placed on the warrants and warrant shares.

Because these warrants and warrant shares are equity securities that were previously reported by the Registrant as described above, the Registrant believes that disclosure of these transactions is not required under Item 3.02 of Form 8-K, and this report is being made in an abundance of caution.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Prospect Medical Holdings, Inc.

By:	/s/ Mike Heather
Mike Heather, Chief Financial Officer

Dated:   March 8, 2007